AMENDED AND RESTATED
SECURITIES PURCHASE AGREEMENT

between

ATAI LIFE SCIENCES AG

- and -

INTELGENX TECHNOLOGIES CORP.

May 14, 2021

- i -

TABLE OF CONTENTS
(continued)

- ii -

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 14th day of May, 2021.

BETWEEN:

ATAI LIFE SCIENCES AG, a company incorporated and registered in the Federal Republic of Germany (the "Purchaser")

- and -

INTELGENX TECHNOLOGIES CORP., a corporation existing under the laws of Delaware (the "Company")

RECITALS:

A. On March 15, 2021, the Parties entered into a strategic relationship, including entering into the Securities Purchase Agreement, the Strategic Development Agreement and the Purchaser Rights Agreement, and agreed to seek Shareholder Approval for the Transaction.

B. The Company Board unanimously determined that the entry by the Company into the Securities Purchase Agreement, the Strategic Development Agreement and the Purchaser Rights Agreement and the consummation of the Transaction is in the best interests of the Company and unanimously resolved to recommend that Company Shareholders vote in favour of the Shareholder Resolution.

C. In connection with the Company's proposed listing on the Toronto Stock Exchange, the Parties propose to hereby amend and restate the Securities Purchase Agreement to effect certain mechanical amendments involving the settlement of securities.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate, in its entirety, the Securities Purchase Agreement as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Defined Terms

For the purposes of this Agreement (including the recitals and schedules hereto), unless the context otherwise requires, the following terms shall have the respective meanings given to them, as set out below, and grammatical variations of such terms shall have corresponding meanings:

(a) "Additional Closing" means the closing of the purchase and sale of the Additional Shares and Additional Warrants related thereto pursuant to the Additional Units Warrant and this Agreement.

(b) "Additional Closing Date" means, with respect to the Additional Units issuable under the Additional Units Warrant, the date upon which the Additional Units Warrant has been exercised (in whole or in part) and the conditions set forth in Sections 6.2 and 6.3 are satisfied or waived (other than the delivery of items to be delivered on the Additional Closing Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Additional Closing Date).

(c) "Additional Closing News Release" means a news release of the Company disclosing an Additional Closing and to be issued by the Company not later than one Business Day after the Additional Unit Notice Date.

(d) "Additional Closing Time" means 8:00 a.m. (Montréal time) on the applicable Additional Closing Date or such other time mutually agreed to by the Purchaser and the Company.

(e) "Additional Closing VWAP" means the volume weighted average price of the Common Shares for the thirty trading days immediately preceding the Additional Closing News Release on the TSXV (or such other securities exchange on which the greatest volume of the Common Shares traded over such period).

(f) "Additional Shares" means the number of Common Shares that the Purchaser elects to purchase pursuant to the Additional Units Warrant, to a maximum of 130,000,000 Common Shares, in one or more closings.

(g) "Additional Subscription Proceeds" means

(i) for Additional Units purchased on or before the first anniversary of the Shareholder Approval Date and that do not result in the Purchaser owning more than 74,600,000 Common Shares (representing 40% of the issued and outstanding share capital of the Company as of February 16, 2021), $0.331 per Additional Unit;

(ii) for Additional Shares purchased (x) that cause the Purchaser to hold more than 74,600,000 Common Shares or (y) after the first anniversary of the Shareholder Approval Date, the lower of:

(A) 120% of the Additional Closing VWAP per Additional Unit; or

(B) before the second anniversary of the Shareholder Approval Date, $0.50 per Additional Unit and after the second anniversary of the Shareholder Approval Date, $0.75 per Additional Unit.

(h) "Additional Unit" means the units of the Company comprised of Additional Shares and Additional Warrants.

(i) "Additional Unit Closing Date" has the meaning set forth in Section 2.2(b).

(j) "Additional Unit Notice Date" has the meaning set forth in Section 2.2(b).

(k) "Additional Unit Subscription Notice" means a written notice from the Purchaser to the Company of its intention to subscribe for Additional Units pursuant to the Additional Units Warrant, specifying the number of Additional Units to be purchased and the form of consideration to satisfy the Additional Subscription Proceeds.

(l) "Additional Units Warrant" means the 130,000,000 Additional Units purchase warrant of the Company subscribed for pursuant to this Agreement.

(m) "Additional Warrants" means 0.50 warrants per Additional Share purchased pursuant to the Additional Units Warrant, each having a three (3) year term commencing on the applicable Closing Date and a strike price of the underlying Additional Share price plus a premium of 20%; provided, that, (i) the Purchaser's exercise of any Additional Warrants may not exceed the lesser of (a) 44,000,000 Common Shares (subject to adjustment as set forth in the Additional Warrants) and (b) the number of Common Shares issued by the Company to Persons other than the Purchaser and its Affiliates having a right to convert existing convertibles, warrants, and any other instrument held by such Persons as of February 15, 2021 into Common Shares (collectively, "Outstanding Convertibles"), and (ii) the Purchaser may, in lieu of paying the exercise price on a given Additional Warrant permitted under the preceding subpart (i), pay the strike price of the Outstanding Convertibles permitted thereunder.

(n) "Affiliate" means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

(o) "Applicable Law" means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any securities laws or requirements of stock exchanges and any consent decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person's property or assets.

(p) "Associate" has the meaning ascribed to such term in the Exchange Act.

(q) "Authorization" means any authorization, approval, consent, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person's property or business and affairs or from any Person in connection with any easements, contractual rights or other matters.

(r) "Business" means in respect of the Company and its Subsidiaries, the business of the Company and its Subsidiaries, taken as a whole, as described in the Public Disclosure Documents.

(s) "Business Day" means any day, other than a Saturday, Sunday or statutory holiday in Montréal, Québec or New York, New York.

(t) "Claim" means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment.

(u) "Closing" means a closing of a purchase and sale of Purchased Securities.

(v) "Closing Date" means the Initial Closing Date or Additional Closing Date, as applicable.

(w) "Closing Time" means 8:00 a.m. (Québec time) on the applicable Closing Date or such other time mutually agreed to by the Purchaser and the Company.

(x) "Common Shares" means common shares in the share capital of the Company.

(y) "Company" has the meaning set forth in the Preamble.

(z) "Company Board" means the board of directors of the Company, as constituted from time to time.

(aa) "Company Proxy Statement" means the notice of the Company Shareholder Meeting and accompanying proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such proxy statement, to be sent to Company Shareholders in connection with the Company Shareholder Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and Applicable Law.

(bb) "Company Shareholder Meeting" means the meeting of the Company Shareholders to consider, among other things, the Shareholder Resolution.

(cc) "Company Shareholders" means the holders of shares of common stock of the Company.

(dd) "Contract" means any agreement, contract, lease, licence, option, indenture, mortgage, deed of trust, debenture, note or other instrument, arrangement, understanding or commitment, whether written or oral.

(ee) "Control" means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

(ff) "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval filing system of the United States Securities and Exchange Commission.

(gg) "Employee Benefit Plan" has the meaning set forth in Section 3.1(w).

(hh) "Encumbrance" means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, contractual right of set-off, consignment, lease, hypothecation, security interest, including a purchase money security interest, or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation.

(ii) "Environmental Laws" means all Applicable Laws relating to the protection of the environment, natural resources, human health and safety, hazardous substances, the assessment of environmental and social impacts or the rehabilitation, reclamation or closure of lands used in connection with the Business.

(jj) "Equity Securities" means the Common Shares and any other security of the Company that carries a residual right to participate in the earnings of the Company and, on liquidation or winding up of the Company, in its assets.

(kk) "ERISA" means the Employee Retirement Income Security Act of 1974 (United States) as amended from time to time, or any successor statue thereto, and the final, interim, temporary and other binding regulations and published and binding interpretations thereof.

(ll) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

(mm) "Excluded Claim" means any claim, action, arbitration or other proceeding by or with a Person with or to whom the Company or its Subsidiaries deny commercial rights with respect to its intellectual property or technology controlled or owned by the Company, including but not limited to trademarks or trademark applications, trade names, certification marks, patents or patent applications, industrial designs or copyrights, as a result of the Company's compliance with its obligations under this Agreement, the Loan Agreement or the Transaction Documents.

(nn) "Exempted Securities" means: (i) Equity Securities or Share Rights issued pursuant to, or upon the exercise, exchange or conversion of Share Rights issued pursuant to, compensation plans that have been approved in accordance with the Company's constating documents and any required stock exchange or issued to management, directors, employees or consultants of the Company and/or any Subsidiary as consideration for services provided to the Company or Subsidiary; (ii) Equity Securities or Share Rights issued in connection with any rights offering, stock split, stock dividend or recapitalization by the Company in which all shareholders or recipients are affected equally; and (iii) Equity Securities issued in connection with the exercise, exchange or conversion of: (A) Share Rights outstanding on March 15, 2021 or issued pursuant to contractual arrangements in force on March 15, 2021 or as disclosed in Schedule 1.1(mm) or Schedule 3.1(h) or (B) Share Rights issued after execution of this Agreement in accordance with Section 4.3.

(oo) "Financial Statements" means the audited consolidated financial statements of the Company as at and for the most recently ended fiscal year, including the notes thereto, together with the auditor's report thereon, and the unaudited consolidated interim financial statements of the Company as at and for the most recently ended first, second or third fiscal quarter, as applicable, each of which form part of the Public Disclosure Documents.

(pp) "Governmental Body" means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities or stock exchange.

(qq) "Indemnified Party" has the meaning set forth in Section 5.3(a).

(rr) "Indemnifying Party" has the meaning set forth in Section 5.3(a).

(ss) "Initial Closing" means the closing of the purchase and sale of the Initial Units.

(tt) "Initial Closing Date" means, with respect to the Initial Shares, the date upon which the conditions set forth in Sections 6.2 and 6.3 are satisfied or waived (other than the delivery of items to be delivered on the Initial Closing Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Initial Closing Date).

(uu) "Initial Closing Time" means 8:00 a.m. (Québec time) on the applicable Initial Closing Date or such other time mutually agreed to by the Purchaser and the Company.

(vv) "Initial Shares" means 37,300,000 newly issued Common Shares.

(ww) "Initial Subscription Proceeds" means the aggregate of $0.331 per Initial Unit issued at the Initial Closing.

(xx) "Initial Units" means the Initial Shares and the Initial Warrants.

(yy) "Initial Warrants" means 22,380,000 common share purchase Warrants of the Company, each warrant having a strike price of $0.35 and a term of three years from the date of issuance.

(zz) "IntelGenx Corp." means IntelGenx Corp., a directly and indirectly owned Subsidiary of the Company incorporated under the federal laws of Canada.

(aaa) "IRS" means the United States Internal Revenue Service.

(bbb) "Loan Agreement" means the Loan Agreement dated March 8, 2021 between IntelGenx Corp. and the Purchaser.

(ccc) "Loan Amendment" means an amendment to the Loan Agreement providing that the Maturity Date (as defined in the Loan Agreement) is amended to the Business Day after the closing of the first subscription for Additional Units under the Additional Units Warrant and this Agreement if the Additional Subscription Proceeds at such closing amount to at least $3,000,000 in the aggregate and such proceeds are paid in cash.

(ddd) "Losses" means any and all damages, claims, losses, diminution of value, liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees). Losses shall not include consequential, special, exemplary, indirect, incidental or punitive damages or loss of profits or opportunity except to the extent such losses are awarded to a third party in connection with a claim by a third party.

(eee) "Material Adverse Effect" means any change, event, occurrence, circumstance, fact or effect, other than arising from an Excluded Claim, that, when taken individually or together with all other events, occurrences, changes or effects has, or could reasonably be expected to have, a material adverse effect on:

(i) the Business or the capitalization, assets, liabilities, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; or

(ii) the ability of the Company to perform its obligations under this Agreement.

(fff) "Material Contract" means a material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) with respect to the party to be performed after the Closing Date.

(ggg) "New Securities" means any Equity Securities or Share Rights which are issued by the Company for any reason after March 15, 2021, provided, however, that "New Securities" will not include Exempted Securities.

(hhh) "NI 45-106" has the meaning set forth in Section 3.2(e).

(iii) "Order" means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

(jjj) "Other Purchaser" has the meaning set forth in Section 4.3(a).

(kkk) "Outside Date" has the meaning set forth in Section 7.14(b).

(lll) "Outstanding Convertibles" has the meaning set forth in the definition of "Additional Warrants."

(mmm)   "Participation Exercise Notice" has the meaning set forth in Section 4.3(c).

(nnn) "Participation Right" has the meaning set forth in Section 4.3(a).

(ooo) "Permitted Encumbrances" means any of the following:

(i) Encumbrances arising from court or arbitral proceedings or any judgment rendered, claim filed or registered related thereto, provided that the judgment or claim secured thereby are being contested in good faith by such Person, adequate reserves with respect thereto are maintained on the books of such Person in accordance with U.S. GAAP, execution thereon has been stayed and continues to be stayed and such Encumbrances do not materially impair the operation of the Business;

(ii) good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations, provided such Encumbrances do not materially impair the operation of the Business;

(iii) Encumbrances made or incurred in the ordinary course of business to secure (i) workers' compensation, surety or appeal bonds, letters of credit, costs of litigation when required by law, Order, and public and statutory obligations, or (ii) the discharge of Encumbrances or claims incidental to construction and mechanics', warehouseman's, carriers' and other similar liens or construction and mechanics' and other similar Encumbrances, provided such Encumbrances do not materially impair the operation of the Business;

(iv) any development or similar agreements concerning real property of such Person entered into with a Governmental Body or public utility from time to time which do not and will not materially detract from the value of such property or materially impair its use in the operation of the Business, and which are not violated in any material respect;

(v) such minor defects as may be revealed by an up to date plan of survey of any property and any minor registered or unregistered encumbrances, including, without limitation, easements, rights of way, encroachments, restrictive covenants, servitudes or other similar rights in land granted to or reserved by other Persons, rights of way for sewers, electric lines, telephone lines and other similar purposes, or zoning by-laws or other restrictions as to the use of real property which defects, encumbrances, easements, servitudes, rights of way and other similar rights and restrictions do not in the aggregate materially detract from the value of the said properties or materially impair their use in the operation of the Business;

(vi) security or deposits given to a public utility or any Governmental Body when required by such utility or Governmental Body in the ordinary course of business;

(vii) Encumbrances for Taxes, assessments or governmental charges or levies not at the time due or delinquent provided that the claims secured thereby are being contested in good faith and adequate reserves with respect thereto are maintained in accordance with U.S. GAAP and such Encumbrances do not materially impair the operation of the Business;

(viii) Encumbrances and charges incidental to construction or current operations (including, without limitation, carrier's warehouseman's, mechanics', materialmen's and repairmen's liens) that have not at such time been filed pursuant to law or which relate to obligations not due or delinquent provided that the claims secured thereby are being contested in good faith and adequate reserves with respect thereto are maintained in accordance with U.S. GAAP and such Encumbrances do not materially impair the operation of the Business;

(ix) the right reserved to or vested in any Governmental Body by the terms of any lease, licence, franchise, grant or permit acquired by the Company or any of its Subsidiaries or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof, provided such Encumbrances do not materially impair the operation of the Business;

(x) the restrictions, exceptions, reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants from any Governmental Body, and such Encumbrances do not materially impair the operation of the Business; or

(xi) other Encumbrances agreed to in writing by the Purchaser, including for the avoidance of doubt, any Encumbrances incurred in connection with the Loan Agreement.

(ppp) "Person" means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

(qqq) "Public Disclosure Documents" means, collectively, all of the documents which have been filed by or on behalf of the Company with the relevant Securities Regulators pursuant to the requirements of Securities Laws, including all documents publicly available on the Company's EDGAR and SEDAR profiles.

(rrr) "Purchased Securities" means, as applicable, the Initial Shares, Initial Warrants, Additional Shares, Additional Warrants and/or Additional Unit Warrant.

(sss) "Purchaser" has the meaning set forth in the Preamble.

(ttt) "Purchaser Rights Agreement" means the Purchaser Rights Agreement executed by the Company and the Purchaser on March 15, 2021.

(uuu) "Purchaser Shares" means ordinary shares in the capital of the Purchaser.

(vvv) "Related Party" means, with respect to any Person (the "first named Person"), any Person that does not deal at arm's length with the first named Person or is an Associate of the first named Person and, in the case of the Company and its Subsidiaries, includes: (i) any director, officer, employee or Associate of the Company or any of its Affiliates; (ii) any Person that does not deal at arm's length with the Company or any of its Affiliates; and (iii) any Person that does not deal at arm's length with, or is an Associate of, a director, officer, employee or Associate of the Company or any of its Affiliates.

(www) "Schedule of Exceptions" has the meaning set forth in Section 3.1.

(xxx) "SEC" means the United States Securities and Exchange Commission.

(yyy) "Securities Laws" means all applicable securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Regulators, and all rules and policies of the TSXV and any other stock exchange on which securities of the Company are traded.

(zzz) "Securities Purchase Agreement" means the Securities Purchase Agreement executed by the Company and the Purchaser on March 15, 2021.

(aaaa) "Securities Regulators" means, collectively, the SEC and the securities regulators or other securities regulatory authorities in each of the provinces and territories of Canada in which the Company is a reporting issuer and in any other jurisdictions whose Securities Laws are applicable to the Company.

(bbbb) "SEDAR" means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

(cccc) "Shareholder Approval" means approval of the Shareholder Resolution by a majority of the Company Shareholders.

(dddd) "Shareholder Approval Date" means the date of the meeting of the Company Shareholders to consider the Shareholder Approval, if the Shareholder Approval is obtained.

(eeee) "Shareholder Resolution" means the resolutions of the Company Shareholders at the Company Meeting to approve:

(i) the transactions contemplated by this Agreement and the Transaction Documents, including an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of common stock by such amount as necessary to permit the issuances of common shares under the transactions contemplated by this Agreement and the Transaction Documents;

(ii) the Purchaser becoming a new "Control Person" of the Company within the meaning of the TSXV Corporate Finance Manual.

(ffff) "Share Rights" means warrants, stock options, convertible debentures, exchangeable or convertible securities, subscriptions or other like rights to purchase or otherwise acquire Equity Securities, including for the avoidance of doubt, the securities underlying the Initial Units and the Additional Units.

(gggg) "Strategic Development Agreement" means the Strategic Development Agreement executed by the Company and the Purchaser on the March 15, 2021.

(hhhh) "Subscription Proceeds" means the Initial Subscription Proceeds and the Additional Subscription Proceeds.

(iiii) "Subsequent Offering" has the meaning set forth in Section 4.3(a).

(jjjj) "Subsequent Offering Notice" has the meaning set forth in Section 4.3(b).

(kkkk) "Subsidiary" means with respect to any Person, any other Person which is Controlled directly or indirectly by that Person, and "Subsidiaries" means all of such other Persons.

(llll) "Support and Voting Agreements" means each of the support and voting agreements dated March 15, 2021 between the Purchaser and each of the directors and executive officers of the Company.

(mmmm)"Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedule or attachment thereto or amendment thereof.

(nnnn) "Taxes" means all present and future taxes (including, for certainty, real property taxes), levies, imposts, stamp taxes, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto and "Tax" shall have a corresponding meaning.

(oooo) "Third Party" has the meaning set forth in Section 5.3(d).

(pppp) "Third Party Claim" has the meaning set forth in Section 5.3(a).

(qqqq) "Transaction" means the transactions contemplated by this Agreement and the Transaction Documents.

(rrrr) "Transaction Documents" means the Strategic Development Agreement, the Purchaser Rights Agreement and the Warrant Certificate for the Initial Warrants.

(ssss) "TSXV" means the TSX Venture Exchange or any successor thereto.

(tttt) "TSXV Corporate Finance Manual" means the TSX Venture Exchange Corporate Finance Manual as amended, revised, or supplemented from time to time, and all policies, forms, appendices and bulletins related thereto.

(uuuu) "United States" means the "United States" as defined in Rule 902(l) of Regulation S under the U.S. Securities Act.

(vvvv) "U.S. GAAP" means generally accepted accounting principles in the United States.

(wwww)"U.S. Person" means a "U.S. person" as defined in Rule 902(k) of Regulation S under the U.S. Securities Act.

(xxxx) "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

(yyyy) "Warrant Certificate" means a certificate representing Warrants.

(zzzz) "Warrants" means the Initial Warrants, the Additional Warrants and/or Additional Unit Warrant, as applicable.

(aaaaa)  "Warrant Shares" means the Common Shares issuable by the Company upon exercise of the Warrants.

1.2 Certain Rules of Interpretation

In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(a) the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Amended and Restated Securities Purchase Agreement in its entirety and not to any particular provision hereof;

(b) references to a "paragraph", "Section" or "Article" followed by a number or letter refer to the specified paragraph, Section or Article of this Agreement;

(c) the division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d) words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;

(e) the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation";

(f) the terms "party" and "the parties" refer to a party or the parties to this Agreement, and references to a Person in this Agreement mean such Person or its successors or permitted assigns;

(g) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;

(h) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; and

(i) whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, the date on which such payment shall be made, action shall be taken or period shall expire shall be the next following Business Day.

1.3 Currency

All references in this Agreement to currency or to "$", unless otherwise expressly indicated, shall be to United States dollars.

1.4 Time of Essence

Time shall be of the essence of this Agreement.

1.5 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge" of the Company, it shall be deemed to refer to the actual knowledge of any officer, director or member of management of the Company or any Subsidiary and all information which ought to have been known by any of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

1.6 Schedules

The following schedules are attached to and form an integral part of this Agreement:

Schedule 1.6(a)	Form of Initial Warrant Certificate

Schedule 1.6(b)	Form of Additional Warrant Certificate

Schedule 1.6(c)	Form of Additional Units Warrant Certificate

ARTICLE 2
SUBSCRIPTION FOR INITIAL UNITS

2.1 Subscription for Initial Units

(a) Subject to the terms and conditions of this Agreement, the Purchaser hereby subscribes for and agrees to purchase the Initial Units and the Additional Units Warrant from the Company on the Initial Closing Date, and the Company hereby accepts such subscription and agrees to issue and sell to the Purchaser the Initial Units and Additional Units Warrant on such date, for an aggregate subscription price equal to the Initial Subscription Proceeds.

(b) Subject to the satisfaction of the terms and conditions of this Agreement, at the Initial Closing Time the Purchaser shall pay, or cause to be paid to the Company, in full satisfaction of the aggregate subscription price for the Initial Units and the Additional Units Warrant, the Initial Subscription Proceeds. The Initial Subscription Proceeds shall be paid by wire transfer in immediately available funds to the account specified by the Company in writing to the Purchaser.

2.2 Subscription for Additional Units

(a) After the Initial Closing but before the third anniversary of the Shareholder Approval, the Purchaser may, pursuant to the Additional Units Warrant, purchase the Additional Units, in one or more closings, for an aggregate subscription price at each closing equal to the Additional Subscription Proceeds.

(b) In order to subscribe for Additional Units pursuant to this Section 2.2, the Purchaser must deliver an Additional Unit Subscription Notice to the Company (the date of delivery of such Additional Unit Subscription Notice, the "Additional Unit Notice Date"). Upon receipt of the Additional Unit Subscription Notice, the Company shall promptly, and in any event no later than one Business Day after receipt of the Additional Unit Subscription Notice, issue a news release disclosing the terms of the subscription for Additional Units. The Additional Closing in respect of such subscription shall be no later than five Business Days after the date of such news release (each date of such Additional Closing, an "Additional Unit Closing Date").

(c) Subject to the satisfaction of the terms and conditions of this Agreement and the Additional Units Warrant, at each Additional Closing Time the Purchaser shall pay, or cause to be paid to the Company, in full satisfaction of the aggregate subscription price for the Additional Units to be issued at such Closing, the applicable Additional Subscription Proceeds by, at the Purchaser's discretion, (i) wire transfer in immediately available funds to the account specified by the Company in writing to the Purchaser or (ii) subject to any exchange approval and the Purchaser providing the Company with representations and warranties regarding the Purchaser and its business which shall be true and correct as at such Additional Unit Closing Date and related indemnities customary for a private placement transaction and satisfactory to the Company, acting reasonably, Purchaser Shares, or any combination thereof; provided that if at such time the Purchaser Shares are not then listed on a nationally recognized securities exchange in at least one of the United States, Europe or Canada, payment of any portion of the Additional Subscription Proceeds in Purchaser Shares shall be subject to the approval of the Company, such approval not to be unreasonably withheld, conditioned or delayed, it being acknowledged that a lack of liquidity or the applicability of any required holding period for the Purchaser Shares shall represent reasonable grounds for withholding consent.

(d) For purposes of calculating the number of Purchaser Shares to be issued in satisfaction or partial satisfaction of any Additional Subscription Proceeds, the value of each Purchaser Share shall be deemed to be equal to: (i) if the Purchaser Shares are at the applicable Additional Unit Closing Date listed on a nationally recognized securities exchange in the United States, Europe or Canada, the volume-weighted average price of the Purchaser Shares for the thirty trading days immediately preceding the applicable Additional Unit Closing Date on the securities exchange with the highest volume of traded Purchaser Shares over such period (or, at the discretion of the Purchaser and with the consent of the Company, each acting reasonably, the volume-weighted average price for such lesser number of trading days that reasonably represents the fair market value of the Purchaser Shares); or (ii) if the Purchaser Shares are not at such time listed on such a securities exchange, the price per Purchaser Share at which Purchaser Shares were issued in the most recent private financing round of the Purchaser.

(e) Following payment of the applicable Additional Subscription Proceeds in accordance with Section 2.2(c) and satisfaction of the other terms and conditions of the Additional Units Warrant, the Company shall at each Additional Closing issue the applicable Additional Shares and Additional Warrants pursuant to the Additional Units Warrant.

(f) Notwithstanding anything to the contrary in this Agreement, the Additional Units Warrant or the Additional Warrants, the Additional Warrants are intended to serve anti-dilution purposes and therefore the exercise of Additional Warrants shall be conditional upon the issuance of Common Shares by the Company upon exercise or conversion of Outstanding Convertibles (under which approximately 44,000,000 Common Shares may be issued upon exercise or conversion on March 15, 2021) held by Persons other than the Purchaser and its Affiliates.

2.3 Use of Subscription Proceeds

The Company shall use the Subscription Proceeds in accordance with the Strategic Development Agreement and for other corporate purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company

The Company, acknowledging that the Purchaser is entering into this Agreement in reliance thereon, hereby represents and warrants to the Purchaser (i) as of March 15, 2021 and (ii) except as set forth on a Schedule of Exceptions delivered to the Purchaser at the applicable Closing (a "Schedule of Exceptions"), as of the Initial Closing Date and each Additional Closing Date (March 15, 2021, the Initial Closing Date, or each such Additional Closing Date, as applicable, the "Representation Date").

(a) Organization and Powers. Each of the Company and its Subsidiaries: (i) has been duly incorporated or formed and is validly existing under the laws of its jurisdiction of existence or incorporation, as applicable; (ii) has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to own and lease its property and assets and to carry on its business; (iii) has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to enter into the Transaction Documents, and to perform its obligations thereunder; and (iv) is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it make such qualification, licensing or registration necessary. No proceeding has been instituted or, to the Company's knowledge, threatened in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, licensing or registration.

(b) Authorization; No Conflict. The execution and delivery by the Company of the Transaction Documents, and the performance by it of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other action on its part and do not and will not: (i) contravene any provision of its constating documents or any resolution of its shareholders, partners or directors (or any committee thereof); (ii) violate any Applicable Law; (iii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving of notice or lapse of time or both), any Material Contract in a manner that would reasonably be expected to result in a Material Adverse Effect; or (iv) result in, or require, the creation or imposition of any Encumbrance on any property or assets of the Company or any of its Subsidiaries.

(c) Execution; Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the Transaction Documents, when duly executed and delivered by the Company, will constitute legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, in each case except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors' rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(d) Consents. Neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with or obtain any Authorization, Order or other consent or approval of any Person in connection with the execution or delivery of or performance of its obligations under the Transaction Documents or the consummation of the transactions contemplated herein or therein other than:

(i) the Shareholder Approval;

(ii) (x) in respect of the Initial Closing, the TSXV's acceptance of the transactions contemplated herein and in the other Transaction Documents, and the TSXV filings required to be made prior to or following the Initial Closing under the TSXV Corporate Finance Manual; and (y) in respect of the Additional Closings, any required acceptance of and filings with any securities exchange on which the securities of the Company are then listed and posted for trading; and

(iii) the filing by the Company of 45-106F1 - Report of Exempt Distribution within 10 days of each Closing Date.

(e) Solvency. No bankruptcy, insolvency or receivership proceedings have been instituted by the Company or any of the Subsidiaries or, to the knowledge of the Company, are pending against the Company or any of the Subsidiaries. Immediately after the Initial Closing, the Company and each of the Subsidiaries will be able to pay their debts or other obligations as they come due.

(f) Authorized and Issued Capital. The authorized capital of the Company consists of 450,000,000 Common Shares and 20,000,000 preferred shares, of which 111,993,532 Common Shares have been validly issued and are outstanding as of the Representation Date.  There are no preferred shares outstanding as of the Representation Date. All of the issued and outstanding Common Shares are fully paid and non-assessable and have been duly authorized and issued, in compliance with Applicable Laws and not in violation of or subject to any pre-emptive or similar right that entitles any Person to acquire from the Company any Common Shares or other securities of the Company or any of its Subsidiaries.  The rights, privileges, restrictions and conditions attached to the Common Shares are as set out in the Public Disclosure Documents.

(g) Subsidiaries. Schedule 3.1(g) sets forth the true and complete list of all Subsidiaries of the Company, including the type and number of issued and outstanding shares or other equity interests of each such Subsidiary and the Person in whose name such shares or equity interests are registered. There are no joint purchasing agreements, joint ventures, partnerships or other joint enterprises between any of the Company or any of its Subsidiaries on the one hand and any other person on the other hand.  Other than as disclosed in Schedule 3.1(g), no Person has a direct or indirect ownership interest in any Subsidiary of the Company.

(h) Acquisition and Repurchase Rights. Other than as disclosed in Schedule 3.1(h), no Person (other than the Company or one of its Subsidiaries) has any option, warrant, right (pre-emptive, contractual or otherwise) or other security or conversion privilege issued or granted by the Company or any of its Subsidiaries of any kind that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire (whether or not subject to conditions) common shares, joint venture interests or other securities of the Company or any of its Subsidiaries, including pursuant to one or more multiple exercises, conversions and/or exchanges or other securities, joint venture interests or rights (pre-emptive, contractual or otherwise). No Person has any right to require the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any of its issued and outstanding Common Shares, joint venture interests or other securities of the Company or any of its Subsidiaries.  Other than as disclosed in Schedule 3.1(h), no shareholder, unitholder or joint venture interest holder or other Person has any pre-emptive right or right of first refusal in respect of the allotment and issuance of any unissued Common Shares, other securities, joint venture interests of the Company or any of its Subsidiaries.

(i) Voting and Registration Rights. Other than as disclosed in Schedule 3.1(i): (i) the Company is not a party or subject to any agreement or understanding, and to the knowledge of the Company there is no agreement between any securityholders of the Company, that affects or relates to the voting or giving of written consents with respect to, any of the Company's securities; and (ii) the Company has not granted any registration rights or similar rights with respect to its securities to any Person.

(j) Transfer Agent. Philadelphia Stock Transfer, Inc., with a mailing address of 2320 Haverford Road, Suite 230, Ardmore, Pennsylvania 19003, is the duly appointed registrar and transfer agent of the Company with respect to the Common Shares.

(k) Listing of Common Shares. The Common Shares are listed and posted for trading on the TSXV and no order ceasing or suspending trading in any securities of the Company or prohibiting the sale or issuance of the Purchased Securities or the trading of any of the Company's issued securities has been issued and no (formal or informal) proceedings for such purpose are pending or, to the knowledge of the Company, have been threatened. Except as contemplated pursuant to the Transaction, the Company has not taken any action which would reasonably be expected to result in the delisting or suspension of the Common Shares on or from the TSXV and the Company is currently in compliance in all material respects with the rules and regulations of the TSXV.

(l) Issuance of Purchased Securities. Following Shareholder Approval, approval by the Company Board and amendment of the constating documents of the Company, the Company will have the full power and authority to issue the Purchased Securities.  Following Shareholder Approval, approval by the Company Board and amendment of the constating documents of the Company, the issuance of the Purchased Securities will have been duly authorized and, when issued and delivered against payment of the consideration set forth herein and in the Additional Units Warrant (as applicable), the Purchased Securities will be validly issued as fully paid and non-assessable securities of the Company and the Initial Shares and Additional Shares, as applicable, will be listed on the TSXV or the Toronto Stock Exchange, as applicable.  At each Closing Time, the Purchaser will be the legal owner of the Purchased Securities and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Applicable Laws or as are imposed as a result of any actions taken by, or transactions entered into by, the Purchaser.

(m) Issuance of Warrant Shares. Following Shareholder Approval, approval by the Company Board and amendment of the constating documents of the Company, the Company will have reserved and allotted for issuance the Common Shares issuable upon due exercise of the Warrants. When issued and delivered against payment of the consideration set forth in the applicable Warrant Certificate, the Common Shares issuable upon exercise of the Warrants will be validly issued as fully paid and non-assessable Common Shares and will be listed on the TSXV or the Toronto Stock Exchange, as applicable. Upon issuance of the Warrant Shares, the Purchaser will be the legal owner of the Warrant Shares and will have good title thereto free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Applicable Laws or as are imposed as a result of any actions taken by, or transactions entered into by, the Purchaser.

(n) Competition Act; Investment Canada Act. For the purposes of Section 110(3) of the Competition Act (Canada), each of (i) the total value of the Company's assets in Canada plus the assets in Canada that are owned by entities that are controlled by the Company; and (ii) the gross revenues from sales in or from Canada generated from the assets referred to in (i) above, measured in accordance with the Competition Act (Canada), is less than C$93 million. Neither the Company nor any Subsidiary thereof provides any of the services, or engages in any of the activities of, a "cultural business" within the meaning of the Investment Canada Act (Canada).

(o) Residency for Tax Purposes.

(i) The Company is a resident of the United States for tax purposes (and no other jurisdiction).

(ii) Each Subsidiary is a resident of Canada (and no other jurisdiction) for tax purposes.

(p) No Defaults; Material Contracts. No event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) has contravened, conflicted with or resulted in, or may contravene, conflict with or result in, a violation or breach of, or give the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract or Order to which it is a party or by which it or its properties and assets may be bound, and, to the knowledge of the Company, each other Person that is party thereto is in compliance in all material respects with the terms and requirements thereof. Without limiting the generality of the foregoing:

(i) all Material Contracts as of the Representation Date are set out in Schedule 1.1(fff) and true and complete copies thereof have been made available to the Purchaser;

(ii) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other Person, is in default or breach in the observance or performance of any term, covenant or obligation to be performed by the Company, its Subsidiaries or such other Person under any Material Contract to which it is a party or by which it is otherwise bound (including its property and assets);

(iii) each such Material Contract is in good standing, constitutes a valid and binding agreement of each of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors' rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction; and

(iv) the Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any Material Contract and neither the Company nor any of its Subsidiaries has received notice of any intention to terminate any Material Contract or repudiate or disclaim any transaction contemplated thereby.

(q) Real Property. The Company and its Subsidiaries are in compliance with all leases and hold valid leasehold interests in their leased premises free of any Encumbrances (other than Permitted Encumbrances). The Company does not own any real or immovable property.

(r) Title to Personal Property. The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all other property that is not real property, free and clear of all Encumbrances other than Permitted Encumbrances.

(s) Insurance. The Company or any of its Subsidiaries are insured with reputable insurance companies in such amounts, with such deductibles and covering such risks as are consistent with insurance carried by reasonably prudent participants in similar businesses in similar locations, and such coverage is in full force and effect. Neither the Company nor any of its Subsidiaries has breached the terms and conditions of any policies in respect thereof nor failed to promptly give any notice or present any material claim thereunder. There are no material claims by the Company or any of its Subsidiaries under any such policy as to which any insurer is denying liability or defending under a reservation of rights clause. To the knowledge of the Company, the Company and its Subsidiaries will be able (i) to renew existing insurance coverage as and when such policies expire, or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business and at a comparable cost.

(t) Applicable Laws; Conduct of Operations. The Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws. There are no pending or, to the knowledge of the Company, proposed changes to Applicable Laws that would reasonably be expected to result in a Material Adverse Effect.

(u) Environmental Compliance. The Company and its Subsidiaries have been and are in compliance in all material respects with all Environmental Laws.

(v) Employee and Labour Matters. The Company and its Subsidiaries are in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages; there is currently no labour disruption or conflict involving the Company or any of its Subsidiaries. Other than as disclosed in Schedule 3.1(v), neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement.

(w) Employee Benefit Plans. Each Employee Benefit Plan mandated by a Governmental Body that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Bodies. No Employee Benefit Plan has any unfunded liabilities, determined in accordance with U.S. GAAP, that have not been fully accrued on the Financial Statements or that will not be fully offset by insurance. All Employee Benefit Plans are registered where required by, and are in good standing under, all Applicable Laws. For purposes of this Section 3.1(w), "Employee Benefit Plan" means any employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by the Company or Subsidiary of the Company or any of their respective Affiliates or with respect to which the Company, any Subsidiary of the Company or any of their respective Affiliates has any liability or obligation. The Company or any of its Subsidiaries do not maintain any retirement benefit plans in the United States that are subject to ERISA.

(x) Taxes.

(i) All Taxes due and payable by the Company and its Subsidiaries (whether or not shown due on any Tax Returns and whether or not assessed (or reassessed) by the appropriate Governmental Body) have been timely paid when due. All assessments and reassessments received by the Company and its Subsidiaries in respect of Taxes have been paid when due.

(ii) All Tax Returns required by Applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed when due and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax Returns misleading.

(iii) Adequate provision has been made by the Company in the Financial Statements for all Taxes for any period for which Tax Returns are not yet required to be filed, or for which Taxes are not yet due or payable, up to the date of the most recent financial statements contained in the Public Disclosure Documents.

(iv) Since the date of the most recent financial statements contained in the Public Disclosure Documents, neither the Company nor any of its Subsidiaries has incurred any material liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any material liability, whether actual or contingent, for Taxes, other than in the ordinary course of business.

(v) Other than as disclosed in Schedule 3.1(x), no audit or other proceeding by any Governmental Body is pending or, to the knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, and no Governmental Body has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. There are no matters under audit or appeal or in dispute, or, to the knowledge of the Company, under discussion, with any Governmental Body relating to Taxes.

(vi) No Governmental Body of a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has made any written claim that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction. To the knowledge of the Company, there is no basis for a claim that the Company or any of its Subsidiaries is subject to Tax in a jurisdiction in which it or any of its Subsidiaries do not file Tax Returns.

(vii) There are no outstanding agreements, waivers, objections or arrangements extending the statutory period of limitations applicable to any claim for Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period, nor has any such agreement, waiver, objection or arrangement been requested. Neither the Company nor any of its Subsidiaries are bound by any tax sharing, allocation or indemnification or similar agreement.

(viii) The Company and each of its Subsidiaries has withheld or collected any Taxes that are required by Applicable Law to be withheld or collected and has paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Body.

(y) Intellectual Property.  The Company and each of its Subsidiaries owns, licenses or otherwise has the right to use all material licenses, Authorizations, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operation of its business, without, to the knowledge of the Company, infringement upon or conflict with the rights of any other Person with respect thereto.  To the knowledge of the Company, no device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary of the Company infringes upon or conflicts with any rights owned by any other Person.  Except as disclosed in Schedule 3.1(y), no claim or litigation regarding any of the foregoing is pending or, to the Company's knowledge, threatened.  There are no Encumbrances on the intellectual property of the Company except as set out in Schedule 3.1(y).

(z) Books and Records. The minute books and corporate records of each of the Company and its Subsidiaries are true and correct in all material respects and contain all minutes of all meetings and all resolutions of the shareholders or directors (or any committee thereof) of the Company or its Subsidiary, as applicable (and true and correct copies thereof have been provided by the Company to the Purchaser).

(aa) Financial Statements.

(i) The consolidated financial statements (including all related notes and schedules) of the Company included in the Public Disclosure Documents comply in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of notes) in conformity with U.S. GAAP applied on a consistent basis during the periods involved (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and the absence of notes).

(ii) There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

(iii) Richter LLP has been the auditor of the Company since 2005 and such auditor has represented to the Company that it is "independent" as required under Securities Laws. There has never been a "reportable event" (within the meaning of National Instrument 51-102 Continuous Disclosure Obligations of the Canadian Securities Administrators) with the present or any former auditor of the Company.

(bb) Absence of Change. Except as disclosed in the Public Disclosure Documents as of the Representation Date, since December 31, 2020, there has been no event, change or effect which, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect.

(cc) Related Party Transactions. Except as disclosed in the Public Disclosure Documents as of the Representation Date and Schedule 3.1(cc), or as otherwise disclosed in writing by the Company to the Purchaser prior to March 15, 2021, neither the Company nor any Subsidiary of the Company has: (i) made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any Related Party of the Company; or (ii) been a party to any Contract with any Related Party of the Company, other than independent contractor or indemnification agreements entered into with officers or directors of the Company. Any transactions between the Company or Subsidiary of the Company and a Related Party have been completed on reasonable commercial terms that, considered as a whole, are not less advantageous to the Company or its Subsidiary, as the case may be, than if the transaction had been with a Person dealing at arm's length with the Company or its Subsidiary, as the case may be.

(dd) No Liabilities. Neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than those reflected in the Financial Statements, which relate to the Transaction, or which were incurred after the date of the Financial Statements in the ordinary course of business consistent with past practice.

(ee) Litigation. There are no Orders which remain unsatisfied against the Company or any of its Subsidiaries or consent decrees or injunctions to which the Company or any of its Subsidiaries is subject. Except as disclosed in Schedule 3.1(ee), there are no material investigations, actions, suits or proceedings at law or in equity or by or before any Governmental Body pending or, to the knowledge of the Company, threatened against or directly affecting the Company or any of its Subsidiaries (or their respective properties or assets) and, to the knowledge of the Company, there is no ground on which any such action, suit or proceeding might be commenced.

(ff) Regulatory Compliance.

(i) The Company is a reporting issuer (or the equivalent) in the United States and the Canadian provinces of British Columbia, Alberta, Manitoba, Ontario and Quebec and is not included on a list of defaulting reporting issuers maintained by any Securities Regulator. The Company has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer, and has not received any notification from a Securities Regulator seeking to revoke the Company's reporting issuer status.

(ii) All filings and fees required to be made and paid by the Company pursuant to Securities Laws have been made and paid when due.

(iii) Other than as disclosed in Schedule 3.1(ff)(iii), as of their respective filing dates, each of the Public Disclosure Documents complied with the requirements of applicable Securities Laws in all material respects and none of the Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no material change as of the Representation Date relating to the Company which has occurred and with respect to which a required Form 8-K or material change report has not been filed with the Securities Regulators and made publicly available on EDGAR and SEDAR. The Company has not filed any confidential report with any Securities Regulator or other Governmental Body which at the Representation Date remains confidential.

(iv) As of the Representation Date, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Public Disclosure Documents. As of the Representation Date, none of the Public Disclosure Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(gg) Disclosure. All information which has been prepared by or on behalf of the Company or its Subsidiaries relating to the Company and its Subsidiaries and, to the knowledge of the Company, properties and assets and disclosed in writing to the Purchaser is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading. All forecasts, projections and budgets which have been prepared by or on behalf of the Company or its Subsidiaries relating to the Company, its Subsidiaries and their respective businesses, properties and assets and delivered to the Purchaser represent the Company's or its Subsidiaries', as applicable, reasonable estimates and assumptions as to future performance, which the Company or its Subsidiaries, as applicable, believe to be fair and reasonable as of the time made in light of current and reasonably foreseeable business conditions. To the knowledge of the Company, there is no matter, thing, information, fact, data or interpretation thereof relative to the Company, its Subsidiaries, or their respective businesses, properties and assets which could reasonably be expected to have a significant effect on the price or value of the Common Shares or a Material Adverse Effect that has not been disclosed to the Purchaser.

(hh) No Finders. Neither the Company nor any of its Subsidiaries is party to any Contract that would give rise to a valid claim against the Company or the Purchaser for a brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement.

3.2 Representations and Warranties of the Purchaser

The Purchaser, acknowledging that the Company is entering into this Agreement in reliance thereon, hereby represents and warrants to the Company as of the Representation Date as follows:

(a) Organization and Powers. The Purchaser: (i) has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation; and (ii) has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization; No Conflict. The execution and delivery by the Purchaser of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate or other action on its part and do not and will not: (i) contravene any provision of its constating documents or any resolution of its shareholders or directors (or any committee thereof); or (ii) violate any Applicable Law.

(c) Execution; Binding Obligation. This Agreement has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors' rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(d) Consents. The Purchaser is not required to give any notice to, make any filing with or obtain any Authorization, Order or other approval of any Person in connection with the execution or delivery of or performance of its obligations under this Agreement.

(e) Securities Laws. The Purchaser is an "accredited investor" within the meaning of each of Regulation D of the U.S. Securities Act and National Instrument 45-106 - Prospectus Exemptions of the Canadian Securities Administrators ("NI 45-106") (in the latter case, qualifying under paragraph (m) of the definition of "accredited investor" in Section 1.1 of NI 45-106). The Purchaser was not created, and is not being used, solely to purchase and hold securities in reliance on an exemption from prospectus requirements under Securities Laws. The Purchaser is purchasing the Purchased Securities as principal and not with a view to resale or distribution of any of the Purchased Securities, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution. The Purchaser has duly executed the Offshore Certificate in the form attached as Schedule 3.2(e) to this Agreement.

3.3 Acknowledgements of the Purchaser

(a) The Purchaser acknowledges and consents to: (i) the fact that the Company is collecting personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time); (ii) the Company retaining such personal information for as long as required by Applicable Law; (iii) the fact that the Company may be required by Securities Laws, the rules and policies of any stock exchange or the rules of the Investment Industry Regulatory Organization of Canada to provide regulatory authorities with any personal information provided by the Purchaser in or in connection with this Agreement; and (iv) the collection, use and disclosure of the Purchaser's personal information by the TSXV.

(b) The Purchaser understands that the Purchased Securities are "restricted securities" and have not been registered under the U.S. Securities Act or any applicable state securities law or Canadian Securities Laws and is acquiring the Purchased Securities as principal for its own account and not with a view to or for distributing or reselling such Purchased Securities or any part thereof in violation of the U.S. Securities Act, any applicable state securities law or Canadian Securities Laws, has no present intention of distributing any of such Purchased Securities in violation of the U.S. Securities Act, any applicable state securities law or Canadian Securities Laws and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Purchased Securities in violation of the U.S. Securities Act, any applicable state securities law or applicable Canadian Securities Laws.

(c) The Purchaser (i) is not a U.S. Person and is not acquiring the Purchased Securities for the account or benefit of, or for resale to, a U.S. Person, (ii)  is not purchasing the Purchased Securities as the result of any directed selling efforts (as defined in Rule 902(c) of the U.S. Securities Act), (iii) acknowledges that the current structure of the Transaction is not a scheme to avoid the registration requirements of the U.S. Securities Act; and (iv) has no intention to distribute either directly or indirectly any of the Purchased Securities or the Warrant Shares in the United States, except in compliance with the U.S. Securities Act and any applicable state securities laws. The offer to the Purchaser of the Purchased Securities was not made in the United States and the Purchaser was outside the United States when it executed and delivered this Agreement to the Company.

(d) The Purchaser agrees to the imprinting, so long as is required by Applicable Laws, of legends on any of the Purchased Securities or Warrant Shares in substantially the following form:

(i) "THE SECURITIES REPRESENTED HEREBY [FOR WARRANTS: AND THE SECURITIES ISSUABLE ON EXERCISE THEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT").  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS."

(e) The Purchaser acknowledges and agrees that upon the original issuance of the Warrants, and until such time as it is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, all certificates representing the Warrants and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legends:

(i) "THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON OR PERSON IN THE UNITED STATES AND THE UNDERLYING SHARES MAY NOT BE DELIVERED WITHIN THE UNITED STATES UNLESS THE WARRANT AND THE UNDERLYING SHARES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE, AND THE HOLDER HAS DELIVERED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO SUCH EFFECT.  "UNITED STATES" AND "U.S. PERSON" ARE USED HEREIN AS SUCH TERMS ARE DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT."; AND

(ii) "UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE <INSERT DATE THAT IS FOUR (4) MONTHS AND ONE (1) DAY AFTER CLOSING DATE>."

(f) The Purchaser acknowledges and agrees that upon the original issuance of the Additional Units Warrant, and until such time as it is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws, all certificates representing the Additional Units Warrant and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legends:

(i) "THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF AND UPON EXERCISE OF THE ADDITIONAL WARRANTS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON OR PERSON IN THE UNITED STATES AND THE UNDERLYING SECURITIES AND SHARES ISSUABLE ON EXERCISE OF THE ADDITIONAL WARRANTS MAY NOT BE DELIVERED WITHIN THE UNITED STATES UNLESS THE WARRANT AND THE UNDERLYING SHARES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE, AND THE HOLDER HAS DELIVERED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO SUCH EFFECT.  "UNITED STATES" AND "U.S. PERSON" ARE USED HEREIN AS SUCH TERMS ARE DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT."

3.4 Survival of Representations and Warranties

The representations and warranties made in this Agreement and in all certificates and documents delivered pursuant to or as contemplated by this Agreement shall survive each Closing Date for a period of two years and will not be mitigated, diminished or affected by any investigation or inquiry made by or on behalf of the party entitled to rely on such representation and warranty.

ARTICLE 4
COVENANTS

4.1 Mutual Covenants Regarding Closing

Each of the parties shall take all such actions as are within its power to control, and use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure the satisfaction of each of the conditions and covenants set forth in Sections 6.2 and 6.3 which are for the benefit of any other party.

4.2 Other Covenants of the Company

(a) During the period from the date of this Agreement until the Initial Closing Date, except as the Purchaser shall otherwise consent in writing, the Company shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course of business consistent with past practices and with good business practice.

(b) Without limiting the generality of Section 4.2(a), during the period from the date of this Agreement to the Initial Closing Date, except as the Purchaser shall otherwise consent in writing, such consent not to be unreasonably withheld, the Company shall not, and shall cause its Subsidiaries not to:

(A) enter into any transaction which, if effected before the date of this Agreement, would result in any inaccuracy in the representations or warranties or constitute a breach of any agreements of the Company contained in this Agreement;

(B) incur, create, assume or suffer to exist any Encumbrance with respect to any property or assets of the Company or any Subsidiary other than Permitted Encumbrances;

(C) declare or pay any dividends or transfer, sell or otherwise dispose of any material assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

(D) issue or authorize the issuance of any securities of the Company or any Subsidiary (other than to the Company or another Subsidiary), other than Exempted Securities; or

(E) agree to take any of the foregoing actions.

(c) The Company shall promptly advise the Purchaser orally and, if then requested, in writing of any change, event, occurrence, condition, circumstance, effect, fact or development which, individually or in the aggregate, has had, will have or could reasonably be expected to have a Material Adverse Effect, or any inaccuracy in any representation or warranty or any breach of covenant of the Company contained in this Agreement.

(d) The Company shall ensure that the Company Proxy Statement complies in all material respects with Applicable Law, does not contain any misrepresentation regarding the Company and provides the Company's shareholders with sufficient information to permit them to form a reasoned judgment concerning the Transaction and the Shareholder Resolution. Without limiting the generality of the foregoing, the Company Proxy Statement must include: (i) a statement that the Company Board has unanimously determined that the entry into the Transaction Documents and consummation of the Transaction is in the best interests of the Company and that the Company Board unanimously recommends that Company Shareholders vote in favour of the Shareholder Resolution; (ii) a statement that each director and executive officer of the Company, as well as certain other Company Shareholders, have entered into Support and Voting Agreements and specifying the percentage of the issued and outstanding Common Shares covered by such Support and Voting Agreements; and (iii) a statement that each director and executive officer of the Company intends to vote all of such individual's Common Shares in favour of the Shareholder Resolution and against any resolution submitted by any Company shareholder that is inconsistent with the Transaction, the whole in accordance with their Support and Voting Agreements. The Company shall not take any action, or fail to take any action, inconsistent with the consummation of the Transaction.  The Company shall diligently seek to obtain sufficient votes at the Company Shareholder Meeting in favour of the Shareholder Resolution to pass the Shareholder Resolution.

(e) The Company shall file or cause to be filed with the TSXV all necessary documents and shall make commercially reasonable efforts to take or cause to be taken all necessary steps to ensure that the Company has obtained all necessary approvals for the Initial Units and the Common Shares issuable upon due exercise of the Initial Warrants to be listed on the TSXV.

(f) The Company shall file or cause to be filed with the Toronto Stock Exchange all necessary documents and shall make commercially reasonable efforts to take or cause to be taken all necessary steps to obtain all necessary approvals to list the Common Shares and all Common Shares issuable under this Agreement or upon due exercise of the Warrants to be listed on the Toronto Stock Exchange with a target to achieve such listing shortly after the Initial Closing.

4.3 Participation Right

(a) If the Company proposes to issue or sell any New Securities (including pursuant to any exercise of pre-emptive or similar rights held by any other person) (a "Subsequent Offering"), then the Purchaser has the right, but not the obligation, (the "Participation Right") to subscribe for and purchase, on a private placement basis each type, class or series of New Securities, as applicable, on a pro-rata basis in proportion to the Purchaser's percentage interest (calculated on a non-diluted basis) in the Common Shares immediately prior to the Subsequent Offering and on the same terms and conditions and price at which such New Securities are offered for issue or sale to other purchasers (the "Other Purchasers").

(b) If the Company proposes to issue or sell New Securities pursuant to a Subsequent Offering giving rise to the Participation Right, the Company will give written notice to the Purchaser (the "Subsequent Offering Notice") as soon as possible and, in any event, at least five Business Days or, in the case of a "bought deal" offering, at least one Business Day, prior to the earlier of (i) the Company entering into a binding agreement with any person providing for such Subsequent Offering, and (ii) the Company publicly announcing such Subsequent Offering. The Subsequent Offering Notice will contain the following information:

(A) the total number of each class and series of Equity Securities outstanding as at the date of the Subsequent Offering Notice;

(B) the number of each type, class and series of New Securities to be offered in such Subsequent Offering, and the rights, privileges, restrictions, terms and conditions of each such type, class and series;

(C) the proposed price (on a per security basis) payable for the New Securities at which the Purchaser is entitled to purchase pursuant to the Participation Right;

(D) the proposed closing date for such Subsequent Offering; and

(E) any other material terms of such Subsequent Offering;

and the Company will during such period use its commercially reasonable efforts to consult with the Purchaser and the TSXV (or any other stock exchange on which the Company's securities are listed) as to the size, structure and other characteristics of the Subsequent Offering with a view to giving full effect to the intention of the parties that the Purchaser be able to fully exercise its Participation Right in connection therewith. Further, any material information not provided to the Purchaser in the Subsequent Offering Notice because it is not then known shall be provided forthwith upon becoming known to the Company.

(c) If the Purchaser wishes to exercise the Participation Right in respect of a particular Subsequent Offering, the Purchaser shall give written notice to the Company (the "Participation Exercise Notice") of the exercise of its Participation Right and of the number of each type, class and series of New Securities the Purchaser wishes to purchase, within 10 Business Days after the date of receipt of the Subsequent Offering Notice.

(d) If the Purchaser exercises its Participation Right, subject to the receipt of any required regulatory approvals (including of the TSXV or any stock exchange on which the Company's securities are listed), which approvals the Company will use its commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations), the closing of the purchase by the Purchaser of its New Securities will occur on the date indicated by the Purchaser in the Participation Exercise Notice, but in any event not more than 30 days from the later of the (i) Participation Exercise Notice, and (ii) the closing of the sale of the New Securities to the Other Purchasers.

4.4 Survival of Covenants

The Purchaser and the Company agree that unless required to be performed on or prior to a Closing Date or unless otherwise expressly set forth herein, the covenants made pursuant hereto shall survive indefinitely.

ARTICLE 5
INDEMNIFICATION

5.1 Indemnity by the Company

The Company agrees to defend, indemnify, save, and hold harmless, discharge and release the Purchaser and its directors (or equivalent), officers, employees and agents from and against any and all Losses suffered or incurred by the Purchaser arising out of, relating to or in connection with:

(a) any inaccuracy in any representation or warranty made by the Company in this Agreement or in any certificate delivered pursuant to this Agreement; and

(b) any breach of any covenant of the Company in this Agreement;

in each case, excluding any Losses suffered or incurred by the Purchaser as a result of the breach of the terms of this Agreement by, or gross negligence or willful misconduct of, the Purchaser or any of its Indemnified Parties (as defined below). The Purchaser hereby accepts the above indemnities in favour of its directors (or equivalent), officers, employees and agents as agent and trustee for each such Persons which is not a party, and the Company agrees that the Purchaser may enforce such indemnities in favour and for the benefit of such Persons.

5.2 Indemnity by the Purchaser

The Purchaser agrees to defend, indemnify, save and hold harmless, discharge and release the Company and its directors (or equivalent), officers, employees and agents from and against any and all Losses suffered or incurred by the Company arising out of, relating to or in connection with:

(a) any inaccuracy in any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement; and

(b) any breach of any covenant of the Purchaser in this Agreement;

in each case, excluding any Losses suffered or incurred by the Company as a result of the breach of the terms of this Agreement by, or gross negligence or willful misconduct of, the Company or any of its Indemnified Parties (as defined below). The Company hereby accepts the above indemnities in favour of its directors (or equivalent), officers, employees and agents as agent and trustee for each such Persons which is not a party, and the Purchaser agrees that the Company may enforce such indemnities in favour and for the benefit of such Persons.

5.3 Third Party Claims

(a) In the event that the Company or the Purchaser, or their respective directors (or equivalent), officers, employees and agents, as applicable (each an "Indemnified Party"), shall become aware of any Claim (a "Third Party Claim") against the Indemnified Party in respect of which a party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify with reasonable particularity, to the extent that the information is available, (i) the factual basis for the Claim, and (ii) the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any losses or damages (including related costs and expenses) incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

(b) With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's reasonable out-of-pocket expenses arising prior to the time at which the Indemnifying Party assumed control. Subject to Section 5.3(e), if the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case such fees and disbursements shall be paid by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control. In such event, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(c) Notwithstanding the foregoing, but without limiting the Indemnifying Party's indemnification obligations under this Article 5, if an Indemnified Party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle the Claim. In such case, the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

(d) If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to incur losses or make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may incur such losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such losses and payments. If the amount of any liability of the Indemnified Party under such Third Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference attributable to such over-payment, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including without limitation, for purposes of enabling the Indemnifying Party to contest any Third Party Claim.

(e) If the Indemnifying Party fails to assume control of the defence of any Third Party Claim in accordance with Section 5.3(b), the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained within a reasonable period of time for any reason.

(f) The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

ARTICLE 6
CLOSING

6.1 Closing

(a) Each Closing will take place by exchange of documents electronically and/or courier and overnight deliveries or in such other manner as the Company and the Purchaser may agree.

(b) At each Closing, the Purchaser shall deliver, or cause to be delivered, to the Company:

(i) with respect to the Initial Closing only, the Loan Amendment, duly executed by the Purchaser;

(ii) payment of the applicable subscription proceeds in accordance with Section 2.1(b) or 2.2(b);

(iii) a certificate from a senior officer of the Purchaser certifying that the condition set forth in Section 6.2(a) have been satisfied;

(iv) a completed and signed IRS Form W-8BEN-E of the Purchaser, or such other IRS form as may be applicable from time to time; and

(v) such other documentation as the Company may reasonably request, including any documentation necessary to establish reliance on any prospectus or registration exemption, in form and substance satisfactory to each of the Company and the Purchaser, acting reasonably.

(c) At each Closing, the Company shall deliver, or cause to be delivered, to the Purchaser:

(i) with respect to the Initial Closing only, the Loan Amendment, duly executed by the Company;

(ii) a certificate of good standing (or equivalent) with respect to the Company and each of the Subsidiaries issued within ten Business Days prior to such Closing Date;

(iii) a certificate from a duly authorized officer of the Company certifying (A) the constating documents and by-laws of the Company, (B) the incumbency of signing officers of the Company, and (C) the corporate resolutions of the Company approving the execution and delivery of, and performance of the Company's obligations under, this Agreement;

(iv) a certificate from the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied;

(v) customary legal opinions (including customary assumptions, qualifications and reliances) dated the relevant Closing Date addressed to the Purchaser, in form and substance satisfactory to the Purchaser and its counsel, acting reasonably, from counsel to the Company with respect to corporate and securities matters relating to the transactions contemplated by this Agreement;

(vi) (x) with respect to the Initial Closing, evidence satisfactory to the Purchaser of the conditional acceptance (which shall be subject only to customary conditions) by the TSXV for the listing of the Initial Shares and the Common Shares issuable upon due exercise of the Initial Warrants; and (y) with respect to Additional Closings, evidence satisfactory to the Purchaser of the conditional acceptance (which shall be subject only to customary conditions) by the Toronto Stock Exchange for the listing of the applicable Additional Shares and the Common Shares issuable upon due exercise of the applicable Additional Warrants;

(vii) a certificate from the transfer agent certifying (A) its appointment as transfer agent and registrar of the Common Shares and (B) the issued and outstanding Common Shares of the Company as at the close of business on the day prior to the Closing Date;

(viii) evidence of entitlement to the applicable Initial Shares or Additional Shares registered as the Purchaser may direct the Company in writing, and duly issued by the Company;

(ix) with respect to the Initial Closing, the Additional Units Warrant certificate, and with respect to each Closing, a Warrant Certificate evidencing the Warrants to be issued at such Closing;

(x) a Schedule of Exceptions, in form and substance satisfactory to the Purchaser acting reasonably; and

(xi) such other documentation as the Purchaser may reasonably request in form and substance satisfactory to each of the Company and the Purchaser, acting reasonably.

6.2 Conditions to Closing in Favour of the Company

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Company:

(a) the Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to such Closing;

(b) all representations and warranties of the Purchaser contained in this Agreement shall be true and correct on the Representation Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date);

(c) all approvals, consents and authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including the Shareholder Approval and acceptance by the TSXV of the listing of the Initial Shares or Additional Shares, as applicable, and the Common Shares issuable upon the exercise of the Warrants to be issued in such Closing (which shall be subject only to customary conditions);

(d) the Purchaser shall have made, or caused to be made, all of the deliveries set out in Section 6.1(b);

(e) no preliminary or permanent injunction or other Order issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement shall be in effect;

(f) no action or proceeding, at law or in equity, shall be pending or threatened by any Person, Governmental Body or Securities Regulator to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement; and

(g) no Order having the effect of suspending the issuance or ceasing the trading of any of the Common Shares issued or made by any Governmental Body, Securities Regulator or stock exchange shall be in effect.

6.3 Conditions to Closing in Favour of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Purchaser:

(a) the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to such Closing;

(b) all representations and warranties of the Company contained in this Agreement shall be true and correct on the Initial Closing Date and shall be true and correct in all material respects on each relevant subsequent Closing Date as if made on and as of such Closing Date (except (i) to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date and (ii) to the extent qualified by the Schedule of Exceptions);

(c) there shall have been no change, event, occurrence, condition, circumstance, effect, fact or development which, individually or in the aggregate, has had, will have or could reasonably be expected to have a Material Adverse Effect;

(d) all approvals, consents and authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, including the Shareholder Approval and conditional acceptance by the TSXV of the listing of the Initial Shares and the Common Shares issuable upon the exercise of the Initial Warrants, or of the Toronto Stock Exchange with respect to the Additional Shares and the Common Shares issuable upon exercise of the Additional Warrants, as applicable (in each case subject only to customary conditions);

(e) the Company shall have made, or caused to be made, all of the deliveries set out in Section 6.1(c);

(f) no preliminary or permanent injunction or other Order issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement shall be in effect;

(g) no action or proceeding, at law or in equity, shall be pending or threatened by any Person, Governmental Body or Securities Regulator to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement; and

(h) no Order having the effect of suspending the issuance or ceasing the trading of any of the Purchased Securities issued or made by any Governmental Body, Securities Regulator or stock exchange shall be in effect.

6.4 Waiver of Condition

The Company, in the case of a condition set out in Section 6.2, and the Purchaser, in the case of a condition set out in Section 6.3, will have the exclusive right to waive before the relevant Closing Time the performance of or compliance with such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favour of the waiving party. Such waiving party will retain the right to complete the transactions contemplated hereby and sue the other party in respect of any breach of the other party's covenants or obligations or any inaccuracy or misrepresentation in a representation or warranty of the other party which gave rise to the non-performance of or non-compliance with the condition so waived.

ARTICLE 7
GENERAL PROVISIONS

7.1 Notices

(a) Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand or by internationally recognized overnight courier to an officer or other responsible employee of the addressee or transmitted as an electronic communication, addressed to:

(i) in the case of the Purchaser:

ATAI Life Sciences AG

c/o Mindspace

Krausenstrasse 9-10

10117 Berlin, Germany

Attn:  Florian Brand and Ryan Barrett

Email:  [***] and [***]

with a copy to (which shall not constitute notice):

Torys LLP

Suite 3000, 79 Wellington Street West

Box 270, TD Centre

Toronto, Ontario M5K 1N2, Canada

Attention:  Cheryl Reicin and Frazer House

Email: [***] and [***]

(ii) in the case of the Company:

IntelGenx Technologies Corp.
6420 Rue Abrams
Saint-Laurent (Quebec) H4S 1Y2, Canada

Attention:  Dr. Horst G. Zerbe

Email: [***]

with copies to (which shall not constitute notice):

IntelGenx Technologies Corp.
6420 Rue Abrams
Saint-Laurent (Quebec) H4S 1Y2, Canada

Attention:  Tommy Kenny

Email: [***]

and

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place, 161 Bay Street, Suite 4310

Toronto, ON M5J 2S1, Canada

Attention:  James Guttman

Email: [***]

or at such other address, or email address as such party from time to time directs in writing to the other party.

(b) Any notice or other communication given in accordance with this Section 7.1, if delivered by hand or internationally recognized overnight courier as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 p.m. at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 p.m. at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the next Business Day following such date of transmission.

7.2 Public Releases

The Company agrees that it shall obtain prior approval of the Purchaser as to the content and form of any press release or other public disclosure (including the filing on EDGAR and SEDAR of any Current Report on Form 8-K or any material change report or copy of this Agreement) referring to the Purchaser or relating to the entering into of this Agreement, such approval not to be unreasonably withheld. Notwithstanding the foregoing, if at any time the Company is required by Applicable Law to make a press release or other public disclosure (including the filing on EDGAR and SEDAR of any Current Report on Form 8-K or any material change report or copy of this Agreement), the Company may do so, notwithstanding the failure of the other party to approve the text of such press release or other public disclosure, provided that the Company has made reasonable efforts in the particular circumstances to allow the Purchaser a reasonable opportunity to comment on such press release or other public disclosure (including with respect to redactions to be made to this Agreement).

7.3 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of law principles.

7.4 Submission to Jurisdiction

Each of the parties irrevocably and unconditionally (a) submits to the nonexclusive jurisdiction of the courts of the State of New York over any action or proceeding arising out of or relating to this Agreement, (b) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (c) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

7.5 Further Assurances

Each party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated herein, in each case at the cost and expense of the party requesting such further instrument, document or action, unless expressly indicated otherwise.

7.6 Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, this Agreement shall be interpreted as if such provision had not been a part hereof so that the invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remainder of this Agreement which shall be construed as if this Agreement had been executed without such provision. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

7.7 Entire Agreement

This Agreement, except as otherwise expressly stated herein, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement.

7.8 English Language

This Agreement is in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement, shall be in the English language.

7.9 Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the parties.

7.10 Waivers

The failure by any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a party to enforce each and every provision.  No waiver of any provision of this Agreement shall be held to be a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

7.11 Assignment

(a) This Agreement shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties' rights or obligations under this Agreement as permitted under this Section.

(b) The Company shall not assign all or any part of its rights, benefits or obligations under this Agreement without the prior written consent of the Purchaser, which may be unreasonably withheld.

(c) The Purchaser may assign or transfer all or any part of its rights and obligations in respect of this Agreement to any Affiliate or a successor of its business without the consent of the Company.

7.12 Third Party Beneficiaries

Except as expressly provided otherwise herein, this Agreement is intended for the benefit of the parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision in this Agreement be enforced by, any other person.

7.13 Costs and Expenses

Each party shall bears its own costs and expenses incurred in connection with this Agreement, including, without limitation, all costs and expenses incurred in connection with the evaluation, negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees, expenses and disbursements of legal counsel, financial advisors, accountants, consultants and other professional advisors.

7.14 Termination

This Agreement may be terminated and the Transactions may be abandoned at any time as follows:

(a) by mutual written consent of the parties; or

(b) by either party, if either (i) subject to Section 7.14(c), holders of a majority of the Common Shares do not vote in favor of the Shareholder Resolution, or (ii) the Shareholder Approval Date shall not have occurred by 5:00 p.m., Eastern Time, on December 31, 2021 (the "Outside Date"); provided that in either case the right to terminate this Agreement pursuant to this Section 7.14(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Shareholder Resolution being voted down or the Shareholder Approval Date not occurring prior to the Outside Date, as applicable.

(c) Notwithstanding Section 7.14(b)(i), the Company shall not have the right to terminate this Agreement under Section 7.14(b)(i) if the Purchaser agrees to increase the amount of the principal amount under the Loan Agreement in an amount reasonably sufficient for the Company to continue operations for the length of time required to call and hold another Company Shareholder Meeting to consider the Shareholder Resolution plus one month.

(d) For greater certainty, any change in recommendation of the Company Board against the Shareholder Resolution shall constitute a breach of covenant under this Agreement.

7.15 Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed in one or more counterparts and by the parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

ATAI LIFE SCIENCES AG

By:	/s/ Florian Brand
Name: Florian Brand Title: Chief Executive Officer

INTELGENX TECHNOLOGIES CORP.

By:	/s/ Horst G. Zerbe
Name: Horst G. Zerbe Title: Chief Executive Officer

Schedule 3.2(e)

Offshore Certificate

TO: IntelGenx Technologies Corp. (the "Company")

ATAI Life Sciences AG (the "Purchaser") represents, covenants and certifies to you that as of the date of this certificate and as of the Closing Date:

(i) the Purchaser (and if acting as agent for a beneficial purchaser, such beneficial purchaser) is not a resident of Canada, not located in the United States or a U.S. Person or subject to applicable Canadian securities laws and the decision to purchase the Initial Units, the Initial Shares, the Initial Warrants, the Additional Units, the Additional Shares, the Additional Warrants, the Additional Unit Warrant and any shares underlying such Initial Warrants, Additional Warrants and Additional Unit Warrant (collectively, the "Purchased Securities") was taken in the Purchaser's jurisdiction of residence;

(ii) the issuance of the Purchased Securities to the Purchaser (or its beneficial purchaser, if any) may be effected by the Company without the necessity of the filing of a prospectus or any document with or obtaining any approval from or effecting any registration with any governmental entity or similar regulatory authority having jurisdiction over the Purchaser (or its beneficial purchaser, if any) and will not cause the Company to become subject to, or require it to comply with, any disclosure, prospectus, filing, registration or reporting requirements under any applicable laws of the Purchaser's jurisdiction of residence;

(iii) the Purchaser (and if acting as agent for a beneficial purchaser, such beneficial purchaser) is knowledgeable of, or has been independently advised as to, the application or jurisdiction of the securities laws of the Purchaser's jurisdiction of residence which would apply to the purchase of the Purchased Securities (other than the securities laws of Canada and the United States);

(iv) the Purchaser (and if acting as agent for a beneficial purchaser, such beneficial purchaser), is purchasing the Purchased Securities pursuant to exemptions from the prospectus and registration requirements (or their equivalent) under the applicable securities laws of the Purchaser's jurisdiction of residence or, if such is not applicable, each is permitted to purchase the Purchased Securities under the applicable securities laws of the Purchaser's jurisdiction of residence without the need to rely on an exemption;

(v) the Purchaser (and if acting as agent for a beneficial purchaser, such beneficial purchaser), will not sell, transfer or dispose of the Purchased Securities subscribed for hereunder (including the underlying shares) except in accordance with all applicable laws, including applicable securities laws of Canada and the United States, and the Purchaser acknowledges that the Company shall have no obligation to register any such purported sale, transfer or disposition which violates applicable Canadian or United States securities laws;

(vi) the issuance of the Purchased Securities to the Purchaser (and if the Purchaser is acting as agent for a beneficial purchaser, the issuance to such beneficial purchaser) complies with the requirements of all applicable laws in the jurisdiction of its residence; and

(vii) the Purchaser will provide such evidence of compliance with all such matters as the Company or its counsel may request.

The Purchaser acknowledges that you are relying on this certificate to determine the Purchaser's suitability as a purchaser of securities of the Company. If any representations contained in this certificate shall not be true and accurate prior to the Closing Date, the undersigned shall give immediate written notice of such fact to the Company prior to the Closing Date.

Upon execution of this Schedule 3.2(e) by the Purchaser, this Schedule 3.2(e) shall be incorporated into and form a part of the Securities Purchase Agreement.

Dated: May 14, 2021.

ATAI LIFE SCIENCES AG
By:	/s/ Florian Brand
Name: Florian Brand Title: Chief Executive Officer